Exhibit 10.1

Consulting Agreement

This Business Consulting Agreement is entered into on October 30, 2009 by General Automotive Company, Inc. (“Company”) and Byrd Financial Group, LLC. (“Consultant”)

1.	Company is a publicly traded automotive importer and parts supplier, and Consultant is a business consulting firm, specializing in capital formation strategies, strategic growth initiatives, and merger and acquisition consultation.

2.	Company desires to engage Consultant as a business consultant, in the above areas, and Consultant accepts such terms as follows. This Agreement shall be for a period of 12 months from the date hereof.

3.	Consultant will advise Company in the specific areas listed above. Consultant is not an investment banker or broker, however, Consultant will assist the Company in it capital formation strategies. Consultant will not be compensated in any way as a result of any capital raise efforts. Consultant does not represent that it can raise capital for Company, and this agreement is not conditioned upon same.

4.	In lieu of cash compensation, Company shall pay for the services of Consultant through the issuance of 4,000,000 shares of restricted common stock of Company. Said shares shall be issued in full immediately, and are deemed to be fully vested and earned upon the execution hereof. Consultant may assign all or a portion of these shares as it deems appropriate. Consultant intends to devote up to 15 hours per week on behalf of Company. Said work may be in phone, in person, or otherwise, and Consultant will not have any specific hours of work in this regard.

5.	This Agreement may be terminated at any time, for any reason, by the Company, however, termination shall not effect the shares that are issued to Consultant.

6.	Consultant agrees to act in the best interest of the Company at all times, maintain confidentiality of any and all information that comes into his possession unless otherwise authorized, to use his best efforts to further the business interests of the Company during the term of this Agreement in accordance with the terms hereof. The parties agree that Consultant shall not receive any material non-public information from Company at either time, nor shall it, or any of its officers or employees be considered an affiliate or insider. Rather, the efforts of Consultant shall be limited strictly to the specific matters and areas referenced above, and shall not involve general management or business issues.

7.	This Agreement is entered into in Orlando, Florida and enforceable under Florida Law.

Wherefore the parties have executed this Agreement this 30th day of October, 2009.

General Automotive Company, Inc.

By:	/s/ Dan Valladao	/s/ Jim Byrd
	Dan Valladao, CEO	Jim Byrd, for Byrd Financial Group, LLC